Exhibit 99.1

Linear Technology Prices $1.7 Billion of Convertible Senior Notes

MILPITAS, Calif.—Linear Technology Corporation (NasdaqGS:LLTC) today announced that it has priced its offerings of $1 billion aggregate principal amount of its 3.00% Convertible Senior Notes due May 1, 2027 and $700 million aggregate principal amount of its 3.125% Convertible Senior Notes due May 1, 2027 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The issuance of the notes is expected to close on April 24, 2007, subject to satisfaction of customary closing conditions.

Each series of notes will initially be convertible, subject to certain conditions, into cash up to the lesser of the principal amount of the notes or the conversion value. If the conversion value of the notes is greater than $1,000, then the excess conversion value will be convertible into cash, common stock or a combination of cash and common stock, at Linear’s election. The initial effective conversion rate of the 3.00% notes is 20 shares of common stock per $1,000 principal amount of the 3.00% notes (which is equivalent to an initial effective conversion price of approximately $50.00 per share), subject to adjustment upon the occurrence of certain events. The initial effective conversion rate of the 3.125% notes is 19.8138 shares of common stock per $1,000 principal amount of the 3.125% notes (which is equivalent to an initial effective conversion price of approximately $50.47 per share), subject to adjustment upon the occurrence of certain events. This represents a premium of approximately 38.7% and 40%, respectively, relative to the closing bid price of Linear’s common stock on April 18, 2007. Each series of notes will bear contingent interest under certain circumstances. Linear may redeem the 3.00% notes for cash at any time on or after May 1, 2014 and holders may require Linear to repurchase the 3.00% notes for cash on specified dates and upon a fundamental change. Linear may redeem the 3.125% notes for cash at any time on or after November 1, 2010 and holders may require Linear to repurchase the 3.125% notes for cash on specified dates and upon a fundamental change.

Linear intends to use the entire net proceeds of this offering to fund a portion of its agreement to repurchase approximately $3 billion of its common stock through an accelerated stock repurchase transaction with an affiliate of the initial purchaser.

The initial purchaser has advised Linear that, in connection with the counterparty to the accelerated stock repurchase establishing its initial hedge of the accelerated stock repurchase transaction, it expects such counterparty or its affiliate to enter into various derivative and/or common stock purchase transactions in secondary market transactions concurrently with or shortly after the pricing of the notes. This counterparty or its affiliate is likely to modify such hedge position by entering into or unwinding various derivative transactions with respect to Linear common stock and/or by purchasing or selling Linear common stock in secondary market transactions prior to final settlement of the accelerated stock repurchase transaction. In addition, during the term of the accelerated stock repurchase transaction, which is expected to last approximately nine months, this counterparty or its affiliate will purchase shares of Linear common stock in connection with the accelerated stock repurchase transaction.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws. The notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not Linear will offer the notes or consummate the offering, the anticipated terms of the notes and the offering and the anticipated use of the proceeds of the offering.

Linear and the Linear logo are registered trademarks of Linear Technology Corporation. All other trademarks or registered trademarks are the property of their respective owners.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.